Form of Opinion

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Michael D. Harris, Esq.
mharris@harriscramer.com

*, 2009

interCLICK, Inc.
257 Park Avenue South, Suite 602
New York, NY 10010
Attention: Mr. Michael Mathews, Chief Executive Officer

Re:           interCLICK, Inc.

Dear Mr. Mathews:

You have advised us that interCLICK, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Registration Statement on Form S-3 with respect to:

•	2,875,000 shares of common stock, $0.001 par value, which will be offered for sale from time to time by the Company, and
•	1,150,000 shares of common stock, $0.001 par value, which will be offered for resale from time to time by the appropriate security holders (the “Selling Shareholders”).

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock as are presently outstanding, (ii) such shares as shall be offered by the Company for valid consideration pursuant to a Prospectus Supplement and Prospectus which is part of the Registration Statement, and (iii) such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of November 16, 2009, the Company’s authorized capital consists of:

•	140,000,000 shares of common stock, $0.001 par value per share, of which 20,667,707 shares are issued and outstanding, and
•	10,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding.

Mr. Michael Mathews, Chief Executive Officer
interCLICK, Inc.
, 2009

After having examined the Company’s Certificate of Incorporation, as amended, Bylaws, minutes, the financial statements incorporated by reference in the Registration Statement and relying upon information supplied by the Company, we are of the opinion that the 20,667,707 shares of common stock currently outstanding, the 1,150,000 shares of common stock to be offered by the Selling Shareholders and the 2,875,000 shares of common stock to be offered by the Company as disclosed in the Prospectus Supplement, when offered and sold and valid consideration has been received, are fully paid and non-assessable, duly authorized and validly issued.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Harris Cramer LLP